Exhibit 3.58

SEVENTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

ORBITZ, LLC
a Delaware Limited Liability Company

dated as of December 19, 2003

This SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Orbitz, LLC, a Delaware limited liability company (the “Company”), is dated as of the 19th day of December, 2003, by and between the Company, Orbitz, Inc., a Delaware corporation (the “Managing Member”), O Holdings Inc., a Delaware corporation (“O Holdings”), and such other persons who may be admitted from time to time as members hereunder (the Managing Member, O Holdings and such other persons are each referred to as a “Member”, and collectively, the “Members”).

RECITALS

WHEREAS, the Company, American Airlines, Inc., a Delaware corporation (“American”), Continental Airlines, Inc., a Delaware corporation (“Continental”), Omicron Reservations Management, Inc., a Delaware corporation (“Omicron”), Northwest Airlines, Inc., a Minnesota corporation (“Northwest”), UAL Loyalty Services, Inc., a Delaware corporation (“VAL Loyalty Services”), and the Managing Member entered into that certain Sixth Amended and Restated Limited Liability Company Agreement of Orbitz, LLC, dated as of April 10, 2002 (as amended from time to time, the “Old LLC Agreement”);

WHEREAS, the Company, American, Continental, Omicron, Northwest, UAL Loyalty Services and the Managing Member entered into that certain First Amendment to the Old LLC Agreement, dated as of August 8, 2002, amending the Old LLC Agreement in various respects;

WHEREAS, the Company, American, Continental, Omicron, Northwest, UAL Loyalty Services and the Managing Member entered into that certain Second Amendment to the Old LLC Agreement, dated as of November 25, 2003, amending the Old LLC Agreement in various respects, including to effect a reverse 1-for-3 split with respect to the membership interests in the Company;

WHEREAS, the Company, American, Continental, Omicron, Northwest, UAL Loyalty Services and the Managing Member entered into that certain Third Amendment to the Old LLC Agreement, dated as of December 19th, 2003, amending the Old LLC Agreement in various respects, including to amend the definition of “Qualified Affiliate” and to permit the transfer by the Managing Member of membership interests in the Company held by it to any of the Managing Member’s wholly owned subsidiaries;

WHEREAS effective as of December 19th, 2003, UAL Loyalty Services transferred by dividend all of its Membership Units to UAL Corp., which then transferred by a contribution to capital such Membership Units to United Air Lines, Inc., a Delaware corporation

(“United”), and pursuant to that certain Joinder to Sixth Amended and Restated Limited Liability Company Agreement of Orbitz, LLC, United was admitted as a Member of the Company;

WHEREAS, effective December 19th, 2003, pursuant to that certain subscription letter and assignment and assumption of membership interests, the Managing Member contributed 3,700,000 Class C Interests to O Holdings and O Holdings was admitted as a Member of the Company;

WHEREAS, effective as of December 19th, 2003, pursuant to that certain Exchange Agreement, dated as of November 25, 2003 (the “Exchange Agreement”), American, Continental, Omicron, Northwest and United contributed all of their Membership Units in the Company to the Managing Member in exchange for shares of common stock and preferred stock of the Managing Member and American, Continental, Omicron, Northwest and United withdrew as Members of the Company; and

WHEREAS, the Company, the Managing Member and O Holdings desire to amend and restate the Old LLC Agreement, as amended, to reflect, among other things, the transactions described above.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE I.
DEFINITIONS

When used herein, the following terms shall have the meanings set forth below:

“Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time, and any successor statute thereto.

“Adjusted Capital Account Deficit” shall mean the balance in the capital accounts of a Member as of the end of the relevant Fiscal Year, after giving effect to the following: (a) credit to such capital account any amounts the Member is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, and (b) debit to such capital account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

“Adjusted Value” shall mean with respect to any Company asset, the adjusted basis thereof for federal income tax purposes, except that the Adjusted Value of each Company asset shall be adjusted to equal its fair market value, as determined by the Managing Member, immediately prior to: (i) the acquisition of an interest in the Company by a new or existing Member, (ii) a repurchase by the Company of a Membership Interest, (iii) a distribution by the Company to a Member of a Company asset (other than cash), if, in such case, the Managing Member determines that such adjustment is necessary or appropriate to reflect the Members’ relative economic interests and (iv) the liquidation of the Company.

“Affiliate” shall mean, in respect of any specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified.

“Agreement” shall mean this Seventh Amended and Restated Limited Liability Company Agreement, as amended from time to time.

“Airline” means each of American, Continental, Delta, Northwest, United or any of the respective corporate or non-corporate successors of any of the foregoing whether by virtue of a merger, acquisition, consolidation, reorganization, sale or other business combination or other type of transaction or series of related transactions.

“Airline Information” shall mean multiple airline schedules, fares, rules, seat availability or other flight information.

“Airline Sponsor” shall be as defined in the definition of “Unbiased Manner.”

“American” shall be as defined in the Recitals.

“Applicable Law” shall mean any law, rule, regulation, code, injunction, judgment, order, decree, ruling, interpretation, constitution, ordinance, common law, or treaty, of any federal, state, local, municipal and foreign, international, or multinational government or administration and related agency having jurisdiction with respect to the Company or any Member.

“Capital Contribution” shall mean with respect to each Member, the amount of money and the net fair market value of property contributed by such Member to the Company pursuant to this Agreement.

“Certificate” shall be as defined in Section 2.5.

“Charter Associate Agreements” shall mean the Second Amended and Restated Charter Associate Agreements entered into by and between the Corporation and each holder of Class B Common Stock (or an Affiliate of such holder), as amended from time to time.

“Claim” shall be as defined in Section 3.4(d).

“Class A Interests” shall mean the Class A membership interests in the Company issued under the Old LLC Agreement.

“Class B Interests” shall mean the Class B membership interests in the Company issued under the Old LLC Agreement.

“Class C Interests” shall mean the Class C membership interests in the Company issued under the Old LLC Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall mean Orbitz, LLC, a Delaware limited liability company.

“Continental” shall be as defined in the Recitals.

“Control” shall mean, with respect to a particular Person, the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, partnership interests or other ownership interests, by contract or otherwise).

“Controlled” shall mean, with respect to a particular Person, a Person under the Control of another Person.

“Controlled Affiliate” shall mean, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, is Controlled by the Person specified.  For the avoidance of doubt, the term “Controlled Affiliate” shall include, with respect to the Managing Member, all of its Subsidiaries or any successor entities thereto.

“Customer” shall mean any (i) individual consumer, (ii) business traveler or (iii) entity that uses the Managing Member’s or any of its Controlled Affiliate’s Internet site to make travel decisions or purchase travel products or services on behalf of its employees, agents, contractors or authorized representatives for such entity’s business travel purposes.

“Customer Request” shall mean an informed affirmative request by a Customer to receive information about a specific promotion or sale or certain fares or rates of an airline carrier, to the exclusion of other airline carriers.

“Damages” shall be as defined in Section 3.4(a).

“Default Rule” shall mean a rule or provision in the Act which (i) structures, defines or regulates the finances, governance, operations or other aspects of a limited liability company organized under the Act and (ii) applies to a limited liability company except to the extent it is negated or modified through the provisions of a limited liability company agreement or certificate of formation of a limited liability company.

“Delta” shall mean Delta Air Lines, Inc., a Delaware corporation.

“Dissolution Event” shall be as defined in Section 9.1.

“Exchange Agreement” shall be as defined in the Recitals.

“Excluded Activities” shall be as defined in Section 3.4(a).

“Fiscal Year” shall mean the calendar year, unless otherwise required by law.

“Former Member” shall mean American, Continental, Omicron, Northwest and United.

“Gain or Loss on Sale” shall mean an amount equal to the gain or loss that would be recognized for federal income tax purposes upon the sale, transfer or disposition of a Company asset (taking into account Code Section 7701(g)), if such gain or loss were computed by reference to the Adjusted Value of such asset, as determined in accordance with the definition of Adjusted Value.

“Indemnified Party” shall mean any Member, the officers, directors and employees of such Member and the Officers and other employees, agents and authorized representatives of the Company.

“Managing Member” shall mean Orbitz, Inc., a Delaware corporation.

“Member” shall mean a party to this Agreement other than the Company.  No Person shall be deemed to be a Member prior to the effective date of such Person’s admission as a Member, or after such Person’s ceasing to be a Member, in each case pursuant to the terms of this Agreement.  Each Member shall be identified in Schedule A hereto, as from time to time amended.

“Membership Interests” shall mean the ownership interest of a Member in the Company and thus a Member’s share of the allocation of Net Profits and Net Losses and other items of income, gain, deduction and loss of the Company, a Member’s right to receive distributions from the Company in accordance with the provisions of this Agreement and the Act and a Member’s right to participate in the management of the Company, except as otherwise provided in this Agreement.  Membership Interests shall be as set forth in Schedule A hereto and will be varied only as specifically provided herein.

“Membership Units” shall mean the Class A Interests, the Class B Interests and/or the Class C Interests issued by the Company under the Old LLC Agreement.

“Net Profits” or “Net Losses” shall mean for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           income exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

(b)           nondeductible and nonamortizable (or nondepreciable) expenditures not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss; and

(c)           in lieu of the taxable gain or loss resulting from any disposition of any Company asset, there shall be taken into account the Gain or Loss on Sale resulting from such disposition.

“Non-Opaque Manner” shall mean the provision to a Person via the Internet of information concerning airline travel products or services in any manner other than in an Opaque Manner.

“Northwest” shall be as defined in the Recitals.

“O Holdings” shall mean O Holdings Inc., a Delaware corporation.

“Officers” shall be as defined in Section 3.2(a).

“Old LLC Agreement” shall be as defined in the Recitals.

“Omicron” shall be as defined in the Recitals.

“Opaque Manner” shall mean the provision to a Person through the Internet of information, reservations, booking and ticketing services concerning airlines where the Person is unable to (i) identify the specific airline offering the airline travel product or service or (ii) determine the specific arrival or departure time until after the Person has purchased the airline travel product or service.

“Opaque Site” shall mean a Person engaged in the business of marketing and selling travel products in an Opaque Manner.

“Person” shall include a corporation, association, joint venture, partnership, trust, limited liability company or individual.

“Prior Agreements” shall mean each of (i) that certain Amended and Restated Limited Liability Company Agreement of DUNC, LLC, dated as of May 9, 2000, by and between the Company, American, Continental, Delta, Northwest, and United, (ii) that certain Amended and Restated Limited Liability Company Agreement of Orbitz, LLC, dated as of September 7,2000, by and between the Company, American, Continental, Delta, Northwest and United, (iii) that certain Second Amended and Restated Limited Liability Company Agreement of Orbitz, LLC, dated as of April 2, 2001, by and between the Company, American, Continental, Delta, Northwest and United, (iv) that certain Third Amended and Restated Limited Liability Company Agreement of Orbitz, LLC, dated as of June 19, 2001, by and between the Company, American, Continental, Delta, Northwest, United and the Managing Member, (v) that certain Fourth Amended and Restated Limited Liability Company Agreement of Orbitz, LLC, dated as of August 10,2001, by and between the Company, American, Continental, Delta, Northwest, the predecessor of UAL Loyalty Services and the Managing Member, (vi) that certain Fifth Amended and Restated Limited Liability Company Agreement of Orbitz, LLC dated as of September 1, 2001, by and between the Company, American, Continental, Delta, Northwest, the predecessor of UAL Loyalty Services and the Managing Member, and (vii) the Old LLC Agreement.

“Regulatory Allocations” shall be as defined in Section 5.2(c).

“Service Fee Reduction” shall be as defined in the definition of “Unbiased Manner.”

“Transfer” shall mean a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value, and whether voluntary or involuntary (including, without limitation, by operation of law).  A transfer of interests in an intermediate entity whose primary assets are Membership Interests shall be a Transfer.

“UAL Loyalty Services” shall be as defined in the Recitals.

“Unbiased Manner” shall mean the display of Airline Information in an integrated display, with the order of information in such integrated display determined on the basis of service criteria that do not reflect airline carrier identity and that are consistently applied to all airline carriers and to all markets and, for the avoidance of doubt, such order of information shall not be determined on the basis of any incentive payments or arrangements, commissions, fees or other consideration received directly or indirectly by or on behalf of the Managing Member or its Controlled Affiliates; provided, however, that such order of information may take into account a reduction to the service fee charged by the Managing Member or its Controlled Affiliates to Customers purchasing an airline travel product (the “Service Fee Reduction”) if the Service Fee Reduction is paid or otherwise funded by such airline (the “Airline Sponsor”) pursuant to an agreement between the Airline Sponsor and the Managing Member or its Controlled Affiliates so long as (a) the Airline Sponsor reimburses the Managing Member or its Controlled Affiliates for the full cost of the Service Fee Reduction; (b) all other airline carriers have the same opportunity to provide the Service Fee Reduction to their respective Customers; (c) in the air display, the Managing Member or its Controlled Affiliate notifies the Customer that the total fare displayed reflects the Service Fee Reduction; and (d) Service Fee Reductions are not eligible for credit toward the Airline Sponsor’s marketing support obligations as defined in the respective Charter Associate Agreement or successor commercial agreement with the Managing Member or any Controlled Affiliate.

“United” shall be as defined in the Recitals.

ARTICLE II.
ORGANIZATIONAL MATTERS

Section 2.1             Formation.  The Former Members and the Managing Member formed the Company as a limited liability company under the Act, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth.

Section 2.2             Name.  The name of the Company shall be “Orbitz, LLC.” The Managing Member may change the name or the type of entity of the Company in accordance with the Act.

Section 2.3             Place of Business and Registered Office.  The principal place of business of the Company is 200 S. Wacker Drive, S-1900, Chicago, Illinois 60606.  The Company’s registered agent/office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 (New Castle County).  The Managing Member may change the Company’s principal office or registered agent.

Section 2.4             Purposes.

(a)           General.  The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.  The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

(b)           Limitations on Activities.  The Company shall not engage in any activity not in furtherance of the following: (i) except to the extent approved by the holders of Class B Common Stock of the Managing Member pursuant to Section 8.2(c) of the Managing Member’s Certificate of Incorporation, marketing, selling and servicing of airline travel products and services in an Unbiased Manner and a Non-Opaque Manner through the Internet and other means of electronic or telephonic commerce; (ii) marketing, selling and servicing of travel products and services (other than airline travel products and services) through the Internet and other means of electronic or telephonic commerce; (iii) engaging in web site development and hosting for third parties; (iv) engaging in development and commercialization of direct connect technology; and (v) subject to Section 3.2 hereof, engaging in such other activities in connection with the foregoing as the Managing Member deems necessary or advisable; provided, however, that (X) except if approved pursuant to Article XI of the Managing Member’s Bylaws, the Company shall not display airline fares or other Airline Information in other than an Unbiased Manner, except in response to a Customer Request; provided, however, that any display other than in an Unbiased Manner provided in response to a Customer Request shall offer the Customer the choice to return to a display of Airline Information in an Unbiased Manner at the conclusion of such Customer Request; and provided, further, that failure by the Company to display Airline Information of an airline because such airline has not provided such Airline Information to the Company shall not be deemed a failure to display in an Unbiased Manner, and (Y) the Company shall be permitted to post one or more links on its web site to an Opaque Site, subject to the restriction contained in Article IT of the Managing Member’s Bylaws.  Notwithstanding anything herein to the contrary, the holders of the Managing Member’s Class B Common Stock and their Affiliates and other airlines and providers of travel products and services shall be permitted to advertise or offer promotions on the Company’s web site.

Section 2.5             Certificate of Formation; Filings.  A Certificate of Formation (the “Certificate”) for the Company was filed in the Office of the Delaware Secretary of State on February 24, 2000, as required by the Act.  The Managing Member may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act.  The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member deems necessary or advisable.

Section 2.6             Term.  The term of the Company commenced on February 24, 2000, and shall continue until the Company is dissolved pursuant to Article IX hereof.

ARTICLE III.
MANAGEMENT AND OPERATIONS

Section 3.1             Management.  The Company shall be manager managed within the meaning of Section 18-402 of the Act.  Except as otherwise provided in this Agreement or as required by Applicable Law, the management, operation and policy of the Company shall be vested exclusively in the Managing Member.  Except as otherwise expressly provided in this Agreement, the Members shall not participate in the control of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company.

Section 3.2             Powers of the Managing Member.

(a)           The Managing Member shall have the sole authority and power by itself on behalf of and in the name of the Company to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings which the Managing Member deems reasonably necessary or advisable or incidental thereto.  The Managing Member may delegate all or any of its authority to the officers of the Company (the “Officers”).

(b)           Notwithstanding Section 3.2(a) hereof, pursuant to Section 18-407 of the Act, the Managing Member shall not take, and shall not authorize any other person to take, any of the actions set forth in subsections (i) through (xxiv) of Section 4.13(a) of the Managing Member’s Bylaws on behalf of or in the name of the Company without the approval of a majority of the Managing Member’s entire Board of Directors (without regard to vacancies).

Section 3.3             Officers.  The Officers shall at all times be identical to the then officers of the Managing Member.  Any changes in the officers of the Managing Member, whether by election, resignation, removal, death or otherwise, shall automatically and concurrently take effect with respect to the Officers.  No Officer may resign unless such Officer concurrently resigns as an officer of the Managing Member.  Any resignation by an Officer shall constitute such Officer’s concurrent resignation from the Managing Member.  The Managing Member, the Company and any other Members expressly intend and agree that the Officers’ fiduciary duties to the Company shall be the same as the fiduciary duties that such Officers as officers of the Managing Member have to the Managing Member under the General Corporation Law of the State of Delaware.

Section 3.4             Exculpation; Indemnification.

(a)           No Indemnified Party shall have any liability, responsibility or accountability, now or in the future (whether direct or indirect, in contract or tort or otherwise) to any other Indemnified Party or to the Company for any losses, claims, damages, liabilities or expenses (including fees and expenses of counsel) (collectively, “Damages”) asserted against or incurred by the Company or any Indemnified Party arising out of or in connection with the management or conduct of the business and affairs of the Company or any Indemnified Party, any activities of any Indemnified Party involving the offering and selling of securities in the Company, the management or conduct of the business and affairs of any Indemnified Party insofar as it relates to the Company, or any other acts reasonably believed by such Indemnified

Party to be within the scope of authority conferred on such person by this Agreement, the Managing Member or the Officers, including, without limitation, activities of an Indemnified Party (i) which are for the account of such Indemnified Party, (ii) in respect of which such Indemnified Party profits in any manner, or (iii) in which such Indemnified Party failed or refused to perform any act, except for any act or failure to act pursuant to advice of the independent certified public accountant or legal counsel for the Company or required or prohibited by any government rule; provided, however, that the foregoing shall not relieve any Indemnified Party for Damages asserted against or incurred by the Company or another Indemnified Party which resulted from a judgment or other final adjudication adverse to such Indemnified Party that establishes that such acts (A) were in bad faith or involved intentional misconduct or a knowing violation of law or (B) with respect to Indemnified Parties who are Officers or employees of the Company or employees of the Managing Member seconded to, employed by or an Officer of the Company or an officer or director of the Managing Member, were not reasonably believed by such Indemnified Party to be in or not opposed to the best interests of the Company (collectively, the “Excluded Activities”).

(b)           The provisions set forth in Section 3.4(a) shall not apply to liability for any acts or omissions of an Indemnified Party determined by a judgment or other final adjudication adverse to such Indemnified Party that establishes that such Indemnified Party personally gained in fact a financial profit or other advantage to which such Indemnified Party was not legally entitled.

(c)           To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Company shall indemnify and hold harmless each Indemnified Party from and against any and all Damages asserted against or incurred by such Indemnified Party arising out of or in connection with (i) the management or conduct of the business and affairs of the Company or any Affiliate thereof, or the Managing Member, (ii) any activities of any Indemnified Party involving the offering and selling of securities in the Company; provided, however, that the foregoing indemnification shall not apply with respect to Excluded Activities committed by any such Indemnified Party.  Any indemnification pursuant to this Section 3.4(c) shall only be made out of Company assets.

(d)           In the event that an Indemnified Party desires to assert its right to indemnification from the Company under this Section 3.4 the Indemnified Party will give the Company prompt notice of the claim giving rise thereto (a “Claim”), and the Company will undertake the defense thereof.  The failure to promptly notify the Company hereunder shall not relieve the Company of its obligations hereunder, except to the extent that the Company is actually prejudiced by the failure to so notify the Company promptly.

(e)           The Indemnified Party shall not settle or compromise any Claim without the written consent of the Company unless the Indemnified Party agrees in writing to forego any and all claims for indemnification from the Company with respect to such Claim.  However, if the Company, within a reasonable time after notice of any such Claim, fails to defend such Claim, including by failing to employ counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Company.

(f)            If the Company has undertaken the defense of a Claim and if there is a reasonable expectation that (i) a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or (ii) the Indemnified Party or Parties may have legal defenses available to it or them that are different from or additional to the defenses available to the Company, the Indemnified Party shall nevertheless have the right, at the Company’s cost and expense, to defend such Claim.

(g)           To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, expenses (including fees and expenses of counsel) incurred by an Indemnified Party in defending any Claim shall, from time to time, be advanced by the Company prior to the final disposition of such Claim upon receipt by the Company of a written undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that the Indemnified Party is not entitled to indemnification pursuant to this Section 3.4.

(h)           The indemnification provided by this Section 3.4 shall be in addition to any other rights to which an Indemnified Party may be entitled under any agreement, as a matter of law or otherwise, and shall continue as to an Indemnified Party who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of an Indemnified Party.

(i)            No amendment made to this Section 3.4 by this Agreement or any Prior Agreement shall affect the rights of any Person who was an Indemnified Party (as defined in the Prior Agreements) under any Prior Agreement.

Section 3.5             Status of Prior Agreement.  The provisions of this Agreement shall be effective as of and after the date hereof.  The provisions of the Old LLC Agreement shall, for the benefit of the Former Members and their Affiliates and the officers, directors, employees, agents and authorized representatives of the Former Members and their Affiliates, continue to apply with respect to periods (including tax periods) or events occurring prior to the date hereof.  Solely for purposes of this Section 3.5, the applicable provisions of the Old LLC Agreement shall be incorporated herein by reference.

Section 3.6             Limited Liability.  Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company.  The Managing Member, the Officers and the employees of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Managing Member, Officer or employee of the Company.

Section 3.7             Member Limited Liability.  Except as otherwise expressly provided by the Act, no Member, in its capacity as such, shall have any liability for the repayment and discharge of the Company’s debts and obligations; provided, however, that the Members shall be liable for the amount of any distributions wrongfully distributed to it, but only to the extent provided in Sections 18-607 and 18-804 of the Act.

ARTICLE IV.
CAPITAL ACCOUNTS

Section 4.1             Membership Interests.  The total number of Membership Interests which the Company shall have the authority to issue shall be one hundred (100).  The Company shall not issue additional Membership Interests without the approval of two-thirds of the entire Board of Directors of the Managing Member (without regard to vacancies).  Membership Interests are held by the Members as set forth in Schedule A hereto, as adjusted from time to time.  As of the date hereof, the Class A, Class B and Class C Interests held by the Managing Member and O Holdings shall be cancelled.

Section 4.2             Capital Contributions.

(a)           The Members or their respective predecessors in interests have previously made Capital Contributions to the Company.

(b)           Except as otherwise provided in this Article IV, any additional Capital Contributions may be made at the request of the Managing Member.  Such additional Capital Contributions shall be made within thirty (30) days of receipt of notice specifying the additional Capital Contribution of such Member.  Such Capital Contributions shall be made in proportion to Membership Interests.  Upon a failure by a Member to contribute all or a portion of such additional Capital Contribution, the other Members shall have the option of contributing all or a portion of the amount not contributed by the noncontributing Member as a Capital Contribution, resulting in proportionate adjustments to the Membership Interests of the Members.

Section 4.3             Capital Accounts.

(a)           The Company shall maintain on its books a capital account for each Member in accordance with this Section 4.3.  Each Member’s capital account balance shall be equal, at any time, to the sum of (i) such Member’s Capital Contributions (i.e., the amount of cash and the Adjusted Value, as determined by the Managing Member, of any asset (net of any liabilities encumbering such asset that are transferred to the Company within the meaning of Code Section 752) contributed by such Member}, plus (ii) Net Profits allocated to such Member pursuant to Article V hereof, minus (iii) the amount of cash and the Adjusted Value, as determined by the Managing Member, of any Company asset other than cash (net of any liabilities encumbering such asset that are transferred to such Member within the meaning of Code Section 752) distributed to such Member, and minus (iv) Net Loss allocated to such Member pursuant to Article V hereof.

(b)           Upon the occurrence of an event described in the definition of Adjusted Value, the capital accounts of the Members, as of the effective date of such event, shall be increased (or decreased) by the amount of the Gain or Loss on Sale that would have been allocated among the Members as Net Profits or Net Loss pursuant to Article V hereof upon a taxable sale of all Company assets.  If the described event is a distribution of a Company asset other than cash, such capital account adjustments shall be made immediately prior to such distribution.

(c)           If all or a portion of any Membership Interests are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the capital account balance of the transferor to the extent such capital account balance relates to the portion of the Membership Interests transferred.

(d)           The foregoing provisions are intended to comply with Treasury Regulations Section 1.704-1, and shall be interpreted and applied consistently with such Treasury Regulations.

ARTICLE V.
ALLOCATION OF NET PROFITS AND NET LOSSES

Section 5.1             Net Profits and Net Loss.  Except as provided in Section 5.2 hereof, the Net Profits and Net Loss of the Company for each Fiscal Year shall be allocated in accordance with Membership Interests.

Section 5.2             Allocations for Tax Purposes.  Notwithstanding the foregoing provisions of this Article V:

(a)           In order to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2, the minimum gain chargeback requirements in Treasury Regulations Section 1.704-2(f) and 1.704-2(i)(4) are deemed included in this Agreement.

(b)           If any Member unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) that causes an Adjusted Capital Account Deficit in such Member’s capital account, items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the deficit balances in such Member’s capital accounts that are in excess of such Member’s respective Adjusted Capital Account Deficits, as quickly as possible as of the end of the Company’s taxable year to which adjustment, allocation or distribution relates.  It is intended that this Section 5.2(b) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(c)           The allocations set forth in these Sections 5.2(a) and (b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2.  The Managing Member is authorized to allocate Net Profits, Net Losses and other items of income, gain, loss and deductions to the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions will be divided between the Members.

(d)           Tax items with respect to Company property that is contributed to the Company with an Adjusted Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation.  The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Managing Member.  If the Adjusted Value of any Company asset is adjusted pursuant to this Section 5.2(d), subsequent allocations of income, gain, loss and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Adjusted Value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder.  Allocations pursuant to this Section 5.2(d) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Member’s capital account or share of Net Profits, Net Loss and any other items or distributions pursuant to any provision of this Agreement.

(e)           For purposes of determining the Net Profits, Net Loss and any other items of income, gain, loss and deductions allocable to any period, Net Profits, Net Loss and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

ARTICLE VI.
DISTRIBUTIONS

Any cash available for distribution and liquidation proceeds shall be distributed to the Members when determined by the Managing Member in accordance with Membership Interests.

ARTICLE VII.
RESTRICTIONS ON TRANSFERS

The Managing Member shall not transfer its Membership Interest except as permitted by the Managing Member’s Certificate of Incorporation and Bylaws.  No other Member may Transfer all or any portion of its Membership Interests without the prior written consent of the Managing Member.  Any Transfer not expressly permitted herein shall be void and of no effect; provided, however, if such Transfer occurs by operation of law (and cannot be voided under such law), the transferee shall only have rights to the income, gain, loss, deductions and distributions and shall not have any other rights of a Member set forth in this Agreement.

ARTICLE VIII.
ACCOUNTS, RECORDS

Section 8.1             Books and Records.  The Company shall cause to be kept ledgers, other books of account and supporting documentation of the financial and other business activities of the Company.

Section 8.2             Method of Accounting.  The Company shall use the accrual method of accounting in accordance with United States generally accepted accounting principles.

Section 8.3             Certain Tax Matters.

(a)           The Company shall file as a partnership for federal income tax purposes and shall not make any tax election inconsistent with such partnership status.  The Company shall withhold from any distributions as required under Applicable Law.

(b)           The tax records for the Company shall be maintained at the Company’s principal office.  After the end of each Fiscal Year, the Company will cause to be delivered to each Member all financial reports and other information as such Member shall request.

(c)           The Managing Member shall be designated the “tax matters partner,” as defined in Section 6231(a)(7)(A) of the Code.

ARTICLE IX.
TERMINATION

Section 9.1             Dissolution.  The Company shall be dissolved and its business and affairs wound up upon a determination by the Manager Member in its sole discretion (a “Dissolution Event”).

Section 9.2             Termination.  Upon the occurrence of a Dissolution Event, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter.  A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation.

Section 9.3             Liquidating Distributions.

(a)           The assets shall first be applied to the payment of the liabilities of the Company and the expenses of liquidation.

(b)           The assets remaining after the application of Section 9.3(a) shall be distributed in accordance with Article VI.

(c)           Notwithstanding the provisions of this Section 9.3, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company.

Section 9.4             Special Allocations.  If necessary, Net Profits, Net Losses and items of income, gain, loss and deduction for the Fiscal Year or portion thereof which includes the date of the final liquidating distribution and, to the extent permissible, the immediately preceding Fiscal Year, shall be allocated so that to the extent possible, each Member’s capital account shall reflect the distributions made pursuant to Section 9.3(b).

Section 9.5             Final Accounting.  Each of the Members shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation.  Upon the compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a certificate of cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

Section 9.6             Winding Up.  If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member, and no Member shall be required to pay to the Company or to the other Member or any Person any deficit balance in such Member’s capital account upon dissolution of the Company or otherwise.  The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by a liquidator, who, subject to the terms of this Agreement, is hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Members deem necessary or appropriate to sell.

ARTICLE X.
GENERAL PROVISIONS

Section 10.1           Entire Agreement.  Except as otherwise provided herein, this Agreement shall constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.2           Governing Law.  With respect to matters within the scope of the Act, this Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the provisions, policies or principles thereof relating to conflict of laws.

Section 10.3           Successors and Assigns.  No Member may assign any of its rights or obligations under this Agreement to a third party without the prior written consent of the Managing Member.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.4           No Other Relationships.  Nothing herein contained shall be construed to cause a Member to be the legal representative or agent of the other Members.  No party to this Agreement shall have any right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of any other party to this Agreement.  Except as may be specifically provided in this Agreement, neither the Company nor any party shall assume or be responsible for any liability or obligation of any nature of, or any liability or obligation that arises from any act or omission to act of, any other party however or whenever arising.  This Agreement shall not limit in any manner the carrying on by the Members of their own respective businesses and activities.

Section 10.5           Illegality and Severability.  If application of anyone or more of the provisions of this Agreement shall be unlawful under applicable law and regulations, then the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Agreement.  Should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

Section 10.6           Captions.  The captions in this Agreement are included for convenience or reference only and shall be ignored in the construction or interpretation hereof.

Section 10.7           Counterparty; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and to this Agreement were upon the same instrument.  This Agreement shall become effective when each party to this Agreement shall have received a counterpart hereof signed by the other party to this Agreement.

Section 10.8           Amendment; No Waivers.

(a)           In addition to any other requirements set forth herein or in the Managing Member’s Certificate of Incorporation or Bylaws, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and approved by the Managing Member.

(b)           No failure or delay by any Member in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or other exercise of any other right, power or privilege.

Section 10.9           Third party Beneficiaries.  Except for the provisions of Section 3.4 hereof in favor of the Indemnified Parties and Section 3.5 hereof in favor of the Former Members and their Affiliates and the officers, directors, employees, agents and authorized representatives of the Former Members and their Affiliates, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract; provided that, this Section 10.9 is not intended to derogate any rights that the Company may have under this Agreement.

Section 10.10         Relationship of this Agreement to the Default Rules.  Regardless of whether this Agreement specifically refers to a particular Default Rule, in no event shall any Default Rule apply to the Company, it being the intent of the Members that by virtue of this Section 10.10 all of the Default Rules shall be negated and, to the fullest extent possible, all of the rights and obligations of the Members with respect to the Company shall be as set forth in this Agreement and shall not arise from any provisions of the Act which constitute a Default Rule.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ORBITZ, LLC

By:	/s/ Jeffrey G. Katz
a duly authorized Signatory

Address: Orbitz, LLC
200 S. Wacker Drive, S-1900
Chicago, II. 60606
Attn: General Counsel

ORBITZ, INC.

By:	/s/ Jeffrey G. Katz
a duly authorized signatory

Address: Orbitz, Inc.
200 S. Wacker Drive, S-1900
Chicago, II. 60606
Attn: General Counsel

O HOLDINGS INC.

By:	/s/ Jeffrey G. Katz
a duly authorized signatory

Address: O Holdings Inc.
200 8. Wacker Drive, S-1900
Chicago, IL 60606

Schedule A

Member	Membership Interest

Orbitz, Inc.	99

O Holdings Inc.	1

Total:	100